NATION ENERGY INC.

11th Floor, 609 West Hastings Street

Vancouver, BC V6B 4W4

Telephone: (800) 400-3969

Facsimile: (604) 688-4712

Nation Energy Inc. Farms-out Interest at Boltan

VANCOUVER, November 30, 2006 – Nation Energy Inc. (“Nation”) (OTCBB: NEGY) announces that it has entered into a letter of intent with Netco Energy Inc. (“Netco”) whereby Netco may earn 60% of Nation’s interest in the new 1-16-59-2W6 test well (the “Test Well”) and the land – Section 16, TWP 59, Rge 2 W6M – on which the well is located, all in the Boltan area of Alberta. The proposed transaction is not arms length and closing of this transaction is subject to execution of a formal agreement and Netco obtaining TSX Venture Exchange approval on the transaction.

The letter of intent provides that Netco will earn 60% of Nation’s 15% interest in the Test Well and the section of land where the Test Well is located by funding Nation’s share of related drilling and development costs, estimated to be approximately $714,225. Netco will earn a 15% before payout (and 9% after payout) interest in the Test Well. In addition, Nation has agreed to dedicate 100% of its share of production revenues from any and all existing wells in which it currently has an interest anywhere in the Bolton area of Alberta, including the Test Well and the section of land where the Test Well is located, net of royalty lease operating expenses, and administrative expenses, current and future, to Netco until such time that Netco recoups 100% of its capital associated with the Test Well.

Nation Energy Inc. is an exploration stage company focused on exploring potential oil and gas projects.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, entering into a formal agreement with Netco, obtaining TSX-V approval and future drilling and funding of the Test Well.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For more information, contact:

John R. Hislop

(800) 400-3969

Nation Energy, Inc.

Suite 1100 - 609 West Hastings Street

Vancouver BC CANADA V6B 4W4